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                                                                    EXHIBIT 7.10

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT is entered into and effective as of the 24th day of February, 1999, by and among: (i) IMAGINE INVESTMENTS, INC., a Delaware corporation with principal place of business in Dallas, Texas (the "Lender"),
(ii) WILSON FINANCIAL CORPORATION, a Florida corporation with principal place of business in Jacksonville, Florida (the "Borrower"), and (iii) J. STEVEN WILSON, an individual of Jacksonville, Florida (the "Guarantor").

         RECITALS:

         A. Borrower desires to obtain from Lender a term loan in the amount of Six Million Dollars ($6,000,000.00), which will be used by Borrower to pay various obligations as and when the same are due and payable ("Term Loan").

         B. In order to induce Lender to enter into this Loan Agreement and to extend the Term Loan hereunder, without which inducement Lender would be unwilling to take such actions, and in consideration of the benefits he will receive therefrom, Guarantor is willing and desires to guaranty the obligations of Borrower under this Loan Agreement and to make the agreements as set forth herein.

         AGREEMENT:

         NOW, THEREFORE, the parties hereby agree as follows:

1. TERM LOAN. Subject to the terms and conditions contained herein, Lender hereby agrees to make the Term Loan to Borrower, in accordance with the following provisions:

         1.1 Amount, Purpose and Term. The amount of the Term Loan shall be Six Million Dollars ($6,000,000.00). The Tenor Loan is evidenced by and shall be payable and otherwise be made on the terms set forth in the "Term Note" made by Borrower to Lender of even date herewith and on the terms established in this Loan Agreement. All payments on the Term Note shall be made in immediately available funds at the principal office of Lender on each date as specified in the Term Note and/or this Loan Agreement. The Term Note shall bear interest at the rate of ten percent (10%) per annum. The proceeds of the Term Loan shall be used by Borrower to pay principal and interest payments on Borrower's obligations to Bank Boston, N.A. (the "Bank Boston") and Compass Bank as set forth on Exhibit A attached hereto and made a part hereof and to pay the other outstanding obligations as set forth on Exhibit B attached hereto and made a part hereof.

         1.2 Disbursements. Contemporaneously with the execution of this Loan Agreement and the fulfillment of all conditions precedent to the disbursement of the proceeds of the Term Loan, Lender has disbursed funds by wire transfer to Borrower or for Borrower's benefit in the amounts shown on Exhibit C attached hereto and made a part hereof and, as hereby instructed by Borrower, has paid Borrower's obligations to Lender and to Robert T. Shaw as listed on Exhibit B hereto and has paid Lender's legal fees in connection with the Term Loan.

         Lender shall make additional disbursements of principal on the Term Loan to Borrower as hereinafter requested by Borrower upon ten (10) business days prior written notice from time to time to Lender in accordance with the schedules respectively set forth on Exhibit A and


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Exhibit B hereto. The Term Loan is not a revolving loan, and amounts disbursed thereunder may not be paid down and subsequently reborrowed by Borrower.

     1.3 No Prepayment. No portion of the principal balance of the Term Note, nor any accrued interest thereon, may be prepaid at any time, in whole or in part, without the written consent of Lender.

     1.4 Maturity Date. The maturity date of the Term Note, at which time all outstanding principal and accrued interest on the Term Note shall be due and payable in full, is December 31, 2001.

     1.5 Fee. Borrower agrees to pay a fee to Lender in the amount of $10,000 for agreeing to make the Term Loan and hereby instructs Lender to immediately pay such fee out of the proceeds of the Term Loan.

2. SECURITY FOR THE INDEBTEDNESS. The Term Note, and any and all other obligations and liabilities owed by Borrower or Guarantor to Lender (collectively, the "Indebtedness"), is and shall be secured by and entitled to the benefits of all the following (all of the following are sometimes hereinafter collectively referred to as the "Security Instruments"; the Security Instruments and this Loan Agreement are sometimes hereinafter collectively referred to as the "Loan Documents"):

     2.1 Stock Pledge Agreement Pertaining to Riverside. That certain Stock Pledge Agreement between Borrower, Guarantor and Lender of even date herewith pursuant to which 2,617,243 shares of stock (the "Stock") of Riverside Group, Inc., a Florida corporation (the "Corporation") have been pledged by Borrower and Guarantor to Lender, together with the appropriate blank stock powers and the delivery of the original stock certificates for 392,282 shares of such Stock to Lender (the remainder of such Shares are being held by Bank Boston as agent for Lender to perfect Lender's security interest therein).

     2.2 Stock Pledge Agreement Pertaining to Borrower. That certain Stock Pledge Agreement between Guarantor and Lender of even date herewith, pursuant to which certain of the outstanding shares of stock of Borrower have been pledged by Guarantor to Lender, together with appropriate blank stock powers and the delivery of the original stock certificates to Lender.

     2.3 Guaranty. The unconditional personal guaranty agreement of Guarantor pursuant to Section 10 hereunder, and pursuant to the Guaranty Agreement attached to the Term Note.

     2.4 Other Security. Other security and instruments, if any, granted by Borrower and/or Guarantor to Lender, whether of even date herewith or hereafter or heretofore granted, to secure the Term Note and/or any other Indebtedness.

3. CONDITIONS PRECEDENT. Lender's obligations under this Loan Agreement, including each disbursement of any proceeds of the Term Loan, shall be subject to the fulfillment to Lender's satisfaction of each of the following conditions precedent, unless such condition or conditions shall be waived by Lender in writing, in the sole discretion of Lender:

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     3.1  Resolutions and Approvals. Borrower shall furnish certified copies of all consents, resolutions and approvals as may be required by Lender, evidencing approval of the execution of the Loan Documents, all in form and substance acceptable to Lender.

     3.2 Legal Opinion. Lender shall have received a favorable written opinion of counsel for Borrower and Guarantor (i.e. Holland & Knight), dated and effective as of the date on which the Loan Documents are executed and delivered, addressed to Lender and satisfactory in form and substance to Lender, with only such modifications, exceptions, assumptions and qualifications as shall be acceptable to Lender and its counsel.

     3.3 Loan Documents. All the Loan Documents, and such other documents or instruments as Lender may reasonably require, all in form and substance acceptable to Lender, shall have been duly executed and delivered to Lender, and, where appropriate, duly recorded in the proper public offices.

     3.4 Representations, Warranties and Covenants. All representations and warranties of Borrower and Guarantor contained herein shall be true and correct, and Borrower and Guarantor shall be in compliance with all covenants contained in this Loan Agreement and in the Security Instruments.

     3.5 Consents of Third Parties. Such third party consents, estoppels or agreements as Lender may require, including, but not limited to, the consent and agreement of Bank Boston to the Stock Pledge Agreement described in Section 2.1 hereof, all of which shall be in form and content satisfactory to Lender in its sole discretion.

     3.6 Corporate Matters. Lender shall have been provided with true and correct copies of all articles of incorporation, by-laws and corporate minutes of Borrower and shall have been provided such further information as shall have been requested by Lender with regard to the business, properties and finances and operations of Borrower and Guarantor.

     3.7 Stock Option. Borrower and Guarantor shall have executed and delivered a Stock Option Agreement in favor of Lender, of even date herewith (the "Option Agreement"), pursuant to which Borrower and Guarantor shall have granted Lender the exclusive right and option to purchase 785,173 shares of the common stock of the Corporation for a purchase price of $1.75 per share, for a term through December 31, 2001 (subject to extension as therein provided) (the "Option").

     3.8 No Event of Default. No "Event of Default" and no event which would constitute an Event of Default with the giving of notice, passage of time, or both (a "Possible Default") shall have occurred.

4. AFFIRMATIVE COVENANTS. Borrower and Guarantor jointly and severally agree that until the principal of and all interest on the Term Note and all the other Indebtedness shall have been paid in full and this Loan Agreement terminated, Borrower and Guarantor, as applicable, shall perform and observe all of the following terms and provisions:

     4.1  Money Obligations.  Each of Borrower and Guarantor shall pay in full:

          (a) Prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies hereafter due by Borrower and/or Guarantor (except only those so long as and to the extent that the same shall be contested in good faith by

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appropriate and timely legal proceedings and for which a bond staying execution or enforcement thereof shall have been posted to the satisfaction of the Lender); and

          (b) All its and his respective debts, obligations and liabilities incurred after the date hereof, on or prior to their respective due dates, for which it or he may be or become liable or to which any or all of its or his properties may be or become subject.

     4.2  Financial Statements.

          (a) Borrower shall furnish to Lender, within thirty (30) days after the end of each calendar quarter, an income statement of Borrower for that quarter and for the period from the beginning of the applicable fiscal year of the Borrower to the end of such quarter and a balance sheet of Borrower as of the end of each such quarter, certified by the president or Chief Financial Officer of Borrower to be true, correct and accurate.

          (b) Borrower shall furnish to the Lender, within ninety (90) days after the end of each fiscal year of Borrower, (i) a complete financial report, consisting of balance sheet, statement of profit and loss, application of funds, change in financial position and the like, prepared or reviewed by a firm of independent public accountants of recognized standing acceptable to Lender, and
(ii) the annual audit report of the Corporation, together with the opinion of the accounting firm that prepared such audit report, that said report presents fairly the financial position of the Corporation as of the date of the audit and the results of the Corporation's operations and its cash flows for the year, without qualification.

          (c) Borrower shall furnish to Lender, immediately upon Lender's written request, such other information about the financial condition, properties and operations of Borrower and the Corporation as Lender may from time to time reasonably request.

          (d) Guarantor shall furnish to Lender, (i) on or before January 31 of each year, financial statements of Guarantor, in a form approved by Lender, as of the preceding December 31, certified as true and correct by Guarantor, (ii) a copy of Guarantor's signed federal tax return within five (5) business days of the filing of such return with the Internal Revenue Service, and (iii) promptly on demand of Lender, such other financial information concerning Guarantor as Lender may request from time to time;

          (e)  All financial statements specified in Section 4.2(a), (b), and
(c) above shall be furnished to Lender with comparative figures for the corresponding period in the preceding fiscal year; and all financial statements referred to in Section 4.2(a), (b), and (c) above shall be prepared on the accrual basis of accounting, in accordance with GAAP applied on a basis consistent with prior years of Borrower and the Corporation, on a consolidated (and consolidating) basis and shall be accompanied by a certificate of the President of Borrower:

               (1) stating that there exists no Event of Default or Possible Default hereunder; or

               (2) describing with particularity any Event of Default or Possible Default, stating the nature thereof, the period of existence thereof and what action Borrower, its subsidiaries and/or Guarantor have taken or propose to take with respect thereto.

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          (f)  Borrower shall furnish to Lender, prompt written notice of any condition or event which has resulted in or might result in:

               (1) a material adverse change in the consolidated condition (financial or otherwise) or operations of Borrower, the Corporation or Guarantor; or

               (2) a breach of or noncompliance with any term, condition or covenant contained herein or in any document delivered pursuant hereto; or

               (3) a material breach of, or noncompliance with, any term, condition or covenant of any material contract to which Borrower and/or any of its subsidiaries or the Corporation and/or any of its subsidiaries or the Guarantor are a party or by which they or their property may be bound.

          (g) Borrower and Guarantor shall furnish to Lender prompt written notice of any claims, proceedings or disputes (whether or not purportedly on behalf of Borrower or Guarantor) against, or to the knowledge of Borrower or Guarantor, threatened or affecting Borrower or Guarantor which, if adversely determined, would have a material adverse effect on the business, properties or condition (financial or otherwise) of Borrower or any subsidiaries or Guarantor or any labor controversy resulting in or threatening to result in a strike against Borrower or Guarantor, or of any proposal by any public authority to acquire any of the material assets or business of Borrower.

     4.3  Financial Records.  Borrower and Guarantor, as applicable, shall:

          (a) At all times keep true and complete financial records in accordance with GAAP consistently applied (as to Guarantor, on the cash method);

          (b) At all reasonable times, permit Lender to examine any or all of its or his financial and other records and to make excerpts therefrom and transcripts thereof;

          (c) Maintain its books and records at its and his current principal office at 7800 Belfort Parkway, Suite 100, Jacksonville, Florida 32256; and

          (d)  Maintain its and his current fiscal year.

     4.4 Existence and Licenses. Borrower shall preserve its corporate existence in good standing and will be and remain qualified to do business in good standing in all states in which it is required to be so qualified, and will maintain all permits, licenses and other similar matters necessary or appropriate for its business.

     4.5 Notice. Guarantor and Borrower (acting by and through the President or another duly authorized officer of the Borrower) shall notify Lender in writing, within no more than twenty-four (24) hours (and without the benefit of any grace period afforded in any provision of thus Loan Agreement or any Security Instrument) after Guarantor or Borrower or any of Borrower's officers or directors learns of any of the following:

          (a) the existence or occurrence of any Event of Default or Possible Default under this Loan Agreement, or any default under the Term Note or any of the Security Instruments; or
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          (b) any representation or warranty made herein, or in any related writing, not being or ceasing to be, for any reason, in any material respect, true and complete and not misleading; or

          (c) the institution of, or adverse determination in, any litigation, arbitration or governmental proceeding (including but not limited to an audit or examination by the Internal Revenue Service) which could have a material and adverse effect upon Borrower, the Corporation or Guarantor, which notification shall describe the nature thereof, what happened with respect thereto and what steps are being taken by Borrower, the Corporation or Guarantor, as the case may be, with respect thereto.

     4.6 Agreements. Borrower and Guarantor shall and shall cause the Corporation to comply timely with all their respective agreements and valid obligations to and with all parties, and shall not commit or permit to be committed any default thereunder.

     4.7 Stock. Borrower shall instruct its Secretary and stock transfer agent not to issue any additional capital stock, warrants, options or rights with respect thereto or instruments convertible into Borrower's capital stock, and Borrower shall not issue any additional capital stock, warrants, options or rights with respect thereto, or instruments convertible into Borrower's capital stock, unless the same is directly pledged and delivered to Lender as security for the Term Note pursuant to the Stock Pledge Agreement referred to in Section
2.2 hereof.

     4.8 Compliance with Laws and Agreements. Each of Borrower and Guarantor shall, and shall cause the Corporation at all times to, comply with the applicable statutes, regulations, ordinances and other laws applicable to its and his operations and activities.

     4.9 Subordination. Borrower and Guarantor hereby agree that all current and future debts of Borrower and/or any of its subsidiaries to Guarantor or any other stockholder or director of Borrower or any of their spouses, in laws, or blood relatives shall, and are hereby declared to be, fully subordinated to the prior repayment of all the Indebtedness, including the Term Note, and, no payments of principal or interest on such other debts shall be made, without the prior written consent of Lender, until the Indebtedness, including the Term Note, has been paid in full.

     4.10 Payment of Term Note and Other Indebtedness. Borrower shall timely pay the Term Note and all the other Indebtedness in accordance with their respective terms. All payments on the Term Note and the other Indebtedness shall be made to Lender in immediately available funds at Lender's principal office on the date due by no later than 2:00 p.m. Lender's local time. Funds received by Lender after that time shall be deemed to be received by Lender on the following business day.

5. NEGATIVE COVENANTS. Borrower and Guarantor jointly and severally agree that, until the principal of and all interest on the Term Note and all the other Indebtedness shall have been paid in full and this Loan Agreement terminated, Borrower and Guarantor, as applicable, shall observe and comply with each of the following provisions:

     5.1 Material Adverse Changes. Borrower shall not permit a "material adverse change" (as hereinafter defined) to occur. A "material adverse change" shall be deemed to have occurred upon any of the following:

          (a) The operating income of Wickes, Inc. for each fiscal four quarter period in fiscal year 1999 and each fiscal year thereafter is less than 89% of the amount thereof for the

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corresponding period in fiscal year 1998. This calculation will be made on a cumulative basis (operating income in 1998 was approximately $30,000,000, and operating income is expected to range between $38,000,000 and $42,000,000 in
1999).

          (b) Any real estate of the Corporation is sold for less than 90% of the amount shown on the Corporation's Collateral Analysis Schedule, a copy of which will be provided to Lender within 30 days of the loan closing and updated quarterly (the "Collateral Analysis Schedule"); or in the event there are no sales, future values (as reflected on any future Collateral Analysis Schedule or, if lower, appraisals secured as provided in Section 5.2(b) below) of such real estate diminish more than 15% in the aggregate from their present value reflected on the initial Collateral Analysis Schedule.

          (c) The operating revenues and cash flows from Cybermax, Inc., an affiliate of the Corporation, at the end of any fiscal quarter in 1999 (on a cumulative basis) is less than 90% of those recorded for the same period in 1998 or if the negative cash flow from Cybermax, Inc. is more than $1,000,000 at any time during 1999.

          (d) During fiscal year 2000 and 2001 of Cybermax, Inc., following approval of the Executive Committee (consisting of Harry Carneal, Robert Shaw and Guarantor) of Cybermax, Inc.'s business plan, if on a cumulative basis, the gross profits of Cybermax, Inc. are less than 75% of amounts projected in such business plan, or expenses are more than 10% above amounts projected in such business plan.

          (e) The Corporation's investment in Greenleaf, Inc. results in a material negative cash effect on the Corporation. Examples of a negative effect associated with this investment would be if the Corporation incurs any substantial negative cash flow or is involved in material litigation in connection with Greenleaf, Inc.

          (f) Following approval of the Executive Committee (consisting of Harry Carneal, Robert Shaw and Guarantor) of BuildScape, Inc.'s business plan, and provided significant outside capital is not invested in BuildScape, Inc., if on a cumulative basis, the gross profits of BuildScape, Inc. are less than 75% of amounts projected in such business plan, expenses are more than 10% above amounts projected in such business plan, or the stages of completion of the basic infrastructure of BuildScape, Inc. are more than six (6) weeks delinquent. If significant outside capital is invested in BuildScape, Inc., the foregoing business plan shall be modified to reflect such investment and submitted to the Executive Committee (and whose members must be as stated above), for approval and if such modified business plan is not approved by the Executive Committee within 20 days after such capital infusion, that shall be deemed a material adverse change; if such modified business plan is approved by such Executive Committee; and if gross profits and expenses of BuildScape, Inc. are within 25% of those projected in such modified business plan that has been approved by such Executive Committee, no material adverse change will be deemed to have occurred under this clause, but otherwise a material adverse change under this clause will be deemed to have occurred.

     Each of the foregoing items will be considered not individually but rather in the aggregate, such that if an individual item has occurred but there is a positive offset with respect to another item, Lender will consider the net effect when making its determination as to whether a "material adverse change" has occurred, but the Lender shall be entitled to make such determination in its sole and unfettered discretion. As an example, in the event the Corporation's investment in Greenleaf, Inc. ultimately results in the realization of clear value (i.e.

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cash), then this will be taken into consideration in evaluating the progress or results of any of the other items.

     5.2 Minimum Tangible Net Worth. Borrower and Guarantor shall not permit either Borrower or the Corporation to fail to meet the following tests:

          (a) Borrower shall maintain a minimum. GAAP net worth of $250,000, and at no tine will the calculated net realizable value of Borrower's assets be less than $2,000,000 in excess of Borrower's liabilities. The calculated net realizable value will be computed at the end of each calendar quarter. The calculated net realizable value of Borrower's assets will be based upon the agreed upon calculations for Borrower's interest in the Corporation plus the net current assets and less all liabilities of the Borrower calculated on a GAAP basis. If within 15 days following the end of any calendar quarter, Borrower and Lender cannot agree as to the value of Borrower's interest in the Corporation, then Borrower and Lender shall promptly and, in all events, within 15 days select an appraiser to establish that value. If they have not agreed on an appraiser within the 15 days, then Lender, acting alone, may select as the appraiser any nationally recognized public certified accounting firm, except for any firms then employed by the Lender.

          (b) The Corporation shall maintain a minimum GAAP net worth of $1,000,000, and at no time will the calculated net realizable value of the assets of the Corporation be less than $10,000,000 in excess of the Corporation's liabilities. The calculated net realizable value of the assets will be computed at the end of each calendar quarter. The calculated net realizable value of the assets will be based upon the market price of the Wickes, Inc. shares owned by the Corporation (which shall be the average closing price of the Wickes, Inc. stock over the last 20 trading days of the calendar quarter), the net realizable value of any real estate (determined as set forth below), the estimated value of BuildScape (as determined by Lender in its sole discretion), plus the net current assets and less all liabilities (adjusted for any amounts included in the calculations above) of the Corporation. For purposes of this Section 5.2, the net realizable value of the real estate shall be as reflected on the Collateral Analysis Schedule prepared by the Corporation's Real Estate Manager using comparable sales figures and updated for past sales. The Lender reserves the right, at its sole discretion, to request a third party appraisal no more than once in a twelve month period. If the Lender exercises this right, then the minimum net realizable value of any given piece of real estate for the twelve months following receipt of the appraisal shall not be greater than the amount shown on the appraisal.

     As used herein, the term GAAP refers to generally accepted accounting principals in effect in the United States of America from tune to time and applied in a manner consistent with past practices.

     5.3 Executive Compensation of Guarantor. Unless approved by Riverside's Compensation Committee, one of whose members must be Harry Carneal or Robert T. Shaw, the aggregate amount of compensation and fees (including bonuses) payable to Guarantor by Borrower, the Corporation, and their subsidiaries and affiliates (other than Wickes, Inc.) shall not be increased by more than 5% per annum over the annual rate in effect during fiscal year 1998.

     5.4 Advances, Repayment of Debts and Dividends. Without the prior written consent of Lender, Borrower shall not make any advances or make any payment of principal or interest on any debt owed to Guarantor, and shall not pay any actual or constructive dividends

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in cash, stock or other property, and shall not make any other distributions whatsoever with respect to any of its capital stock, or set aside any funds for any of such purposes.

     5.5 Repurchase of Stock. Without the prior written consent of Lender, neither Borrower nor any of its subsidiaries nor Guarantor shall purchase, acquire, redeem or retire any of Borrower's capital stock or rights with respect thereto, nor shall Borrower liquidate or dissolve or take any action with a view towards same.

     5.6 Mergers, Sales and Transfers. Without the prior written consent of Lender, neither the Borrower nor any of its subsidiaries (for the purposes of Sections 5.6, 5.7, 5.9, 5.11 and 5.12, Wickes, Inc. shall not be deemed a subsidiary of the Corporation or the Borrower) (whether in one transaction or in a series of transactions) shall:

          (a) Be or become a party to any consolidation, reorganization or merger;

          (b) Sell all or substantially all of its assets;

          (c) Purchase all or a substantial part of the assets of any other corporation, partner-ship, limited liability company or other business enterprise; or

          (d) Effect any change in its capital structure, or amend its Articles of Incorporation.

     5.7 Subsidiaries. Without the prior written consent of Lender, neither Borrower nor any of its subsidiaries shall create any new subsidiaries or acquire any capital stock or other securities or interests in another corporation, limited liability company, entity, partnership, joint venture or business. Borrower shall not transfer, assign or lend any money or other property to any subsidiary or affiliate.

     5.8 New Business. Borrower shall not change materially the nature of its business in any manner.

     5.9 Capital Contributions. Without the prior written consent of Lender, neither Borrower nor any of its subsidiaries shall make any capital contribution to, or investment in, any subsidiary or purchase or commit to purchase any additional stock or securities of any kind from any subsidiary.

     5.10 Prepayment of Other Debts. Neither Borrower nor the Guarantor shall not prepay prior to their respective presently existing maturities any debts or liabilities.

     5.11 Indebtedness. Without the prior written consent of Lender, neither Borrower nor any of its subsidiaries nor Guarantor shall incur any indebtedness for borrowed money whatsoever or guaranty or become directly or contingently liable on any note or other evidence of indebtedness, letter of credit or contract of any kind, or enter any contract or agreement requiring it or him to make payments regardless of the performance by the other party or that has the effect of constituting a guaranty (and Borrower and Guarantor shall not make any guaranty for any affiliate), except only for trade payables incurred by Borrower in the ordinary course of business, and capital leases and equipment purchases of $100,000 or less in the aggregate per annum.

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     5.12 Loans. Neither Borrower nor any of its subsidiaries nor Guarantor shall make any loans other than the creation of accounts receivable in the ordinary course of business, or advance any funds whatsoever, without the prior written consent of Lender.

6. ADDITIONAL AGREEMENTS REGARDING STOCK. As additional security for the Term Loan, and also in connection with the Option, Borrower and Guarantor hereby assign to Lender all of the respective rights, titles and interests of Borrower and Guarantor under any and all registration rights and similar agreements with respect to the stock of the Corporation, to the extent Lender has from time to time foreclosed upon or otherwise acquired or thereafter does foreclose or otherwise acquire any of the stock of the Corporation, including any stock purchased pursuant to the exercise of the Option, as defined in Section 3.7 hereof, or as to which Lender has exercised such Option.

     In addition, in the event Lender has from time to time foreclosed upon or otherwise purchased or acquired any of the stock of the Corporation (or of Borrower) pursuant to the Option or otherwise, and if Borrower and/or Guarantor shall, at any time and from time to time through December 31, 2009, agree to sell any of the stock of the Corporation (or of Borrower) owned by either of them, or to otherwise transfer any of such stock, either directly or indirectly, Borrower and Guarantor, and or either or both of them that are selling or transferring such stock, shall:

                 (i) Give written notice to Lender by certified or registered mail (return receipt requested) or by hand delivery (with a return receipt) as promptly as practicable (but in no event less than fifteen (15) days prior to such sale or transfer) of all the details, price and terms of such sale or transfer and the identity of the party (the "Buyer") to whom such stock is to be sold or transferred; and

                 (ii) Require as a condition of such sale or transfer that the Buyer include in such sale or transfer the number of shares of the stock owned by Lender that have been acquired by Lender through foreclosure or in lieu of foreclosure that is specified by Lender in a written notice to be given by Lender to Borrower or Guarantor, as applicable, within ten (10) days after Lender's receipt of the notice provided for in subparagraph (i) above, all on the same terms and conditions and at the same price per share as Borrower and/or Guarantor are selling such stock; and

                 (iii) Lender shall bear its own legal expenses in connection with participating in such sale or transfer, but Borrower and Guarantor shall pay all other expenses of Lender in connection with such sale or transfer.

     All of the foregoing provisions of this Section 6 shall survive payment in full of the Term Loan and termination of this Loan Agreement, and Lender (and its assigns) shall be entitled to the benefits of this Section 6 both under this Loan Agreement and in connection with the Option and any Stock acquired by Lender pursuant to the Option.

7. EVENTS OF DEFAULT. The occurrence of any or all of the following events constitute an "Event of Default" under this Loan Agreement:

     7.1 Payments. If any installment of principal or interest on any of the Indebtedness, including, but not limited to the Term Note, shall not be paid in full punctually when due and payable, except if it is "impractical" for Borrower and Guarantor to pay such interest as such term is used in the Term Note.

      7.2 Defaults Under Loan Documents. If any default or Event of Default occurs under any Loan Document.

      7.3 Covenants and Agreements. If Borrower or Guarantor shall violate or fail to perform or observe any covenant, agreement, condition, representation, warranty, or other provision (other than as governed by Section 7.1 or 7.2 hereof contained or referred to in any of the Loan Documents (or the Option Agreement) and such failure or omission shall not have been fully corrected to the complete satisfaction of Lender within 15 days (or such shorter grace period as may be provided in the particular Loan Document (or the Option Agreement) for the particular default) after Lender has given written notice thereof to Borrower and Guarantor.

      7.4 Failure to Pay Other Indebtedness. If Borrower or any of its subsidiaries shall fail to pay or perform any other obligation it may have or be subject to with respect to any party within any applicable grace period.

      7.5 Accuracy of Statements. If any representation or warranty or other statement of fact contained herein or in any of the Security Instruments or in any writing, certificate, report or statement at any time furnished by or for Borrower and/or Guarantor to Lender pursuant to or in connection with this Loan Agreement or otherwise in connection with the transactions contemplated hereby shall be false or misleading in any material respect or shall omit to state a material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which made, not misleading, on the date as of which made, whether or not made with knowledge of same.

      7.6 Solvency and Other Matters. If Borrower or any of its subsidiaries or Guarantor shall:

            (a)   discontinue business; or

            (b)   make a general assignment for the benefit of creditors; or

            (c) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its, his or their assets; or

            (d)   be adjudicated a bankrupt or insolvent; or

            (e) file a voluntary petition in bankruptcy or file a petition or an answer seeking a composition, reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief for debtors, or admit (by answer, default or otherwise) the material allegations of any petition filed against them in any bankruptcy, reorganization, composition, insolvency or other proceeding (whether federal or state) relating to relief for debtors; or

            (f)   suffer or permit to continue unstayed and in effect for thirty
(30) consecutive days any judgment, decree or order entered by a court or governmental agency of competent jurisdiction, which assumes control of Borrower (or Guarantor) or approves a petition seeking a reorganization, composition or arrangement of Borrower (or Guarantor) or any other judicial modification of the rights of any of its (or Guarantor's) respective creditors, or appoints a custodian, receiver, trustee or liquidator for Borrower or Guarantor or for all or a substantial part of any of their business or assets; or

            (g)   not be paying its or his debts as they become due; or

            (h) be enjoined or restrained from conducting all or a material pan of any of its or his businesses as now conducted and the same is not dismissed and dissolved within thirty (30) days after the entry thereof.

      7.7   Other Defaults. If any of the following shall occur:

            (a) Any lien, garnishment, levy, attachment or encumbrance of any kind is placed against any property which serves as collateral for the Term Note;

            (b) The issuance of any tax lien or levy against Borrower or Guarantor or any of its or his property or Borrower's or Guarantor's failure to pay, withhold, collect or remit any tax when assessed or due;

            (c) There shall hereafter occur any material and adverse change in the business operations and condition, financial or otherwise, of Borrower or Guarantor or in the value of the collateral securing payment of the Term Note; and

            (d) If a final judgment or judgments for the payment of money in the aggregate in excess of $10,000.00 shall be rendered against Borrower or Guarantor and such judgment(s) shall remain unsatisfied or unstayed for a period of thirty (30) days.

8. REMEDIES UPON DEFAULT. Notwithstanding any contrary provision or inference herein or elsewhere Lender shall have the following rights and remedies:

      8.1 Optional Acceleration. It any Event of Default referred to in Sections 7.1 through 7.5 hereof shall occur, Lender, in its absolute discretion, without further notice to the Borrower or Guarantor, may declare all or any of the Indebtedness, including, but not limited to, the Term Note, to be, whereupon the same shall be, accelerated and immediately due and payable in full, all without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and Guarantor.

      8.2   Automatic Acceleration. If any Event of Default referred to in
Section 7.6 hereof shall occur, all of the Indebtedness, including the Term Note, shall thereupon become accelerated and immediately due and payable in full, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and Guarantor.

      8.3 Offsets. If any Event of Default or Possible Default shall occur or begin to exist, Lender shall have the right then, or at any time thereafter, to set off against, and to appropriate and apply toward the payment of the Indebtedness (in such order as Lender may select in its sole discretion), including but not limited to the indebtedness evidenced by the Term Note, whether or not such indebtedness shall then have matured or be due and payable and whether or not Lender has declared the Term Note and/or other Indebtedness to be in default and immediately due, any and all deposit balances and other sums and indebtedness and other property then held or owed by the Lender to or for the credit or account of Borrower and/or Guarantor, and in and on all of which Borrower and Guarantor hereby grant Lender a first security interest and lien to secure all the Indebtedness, all without notice to or demand upon Borrower or Guarantor all such notices and demands being hereby expressly waived.

      8.4 Termination of Disbursements. Upon the occurrence of any Possible Default, Lender may immediately cease making disbursements under this Loan Agreement, while any Possible Default exists. Upon the occurrence of any Event of Default, Lender shall thereafter have no obligation under any circumstances to make any further disbursements under, this Loan Agreement, even if the Event of Default is subsequently cured, and, in such event, Lender may pursue all other remedies available to Lender hereunder or in connection herewith.

      8.5 Rights Under Security Instruments. If any Event of Default shall occur, Lender shall also have all rights and remedies granted it under any and all of the Security Instruments or other Loan Documents securing or intended to secure the Indebtedness.

      8.6 Rights Cumulative. All of the rights and remedies of Lender upon occurrence of an Event of Default or Possible Default hereunder shall be cumulative to the greatest extent permitted by law and shall be in addition to all those rights and remedies afforded Lender at law or equity.

9.    NOTICES.

      9.1 Giving of Notices. All notices, requests, consents, approvals, waivers, demands and other communications hereunder (collectively, "Notices") shall be deemed to have been given if in writing and (1) personally delivered against a written receipt, or (2) sent by confirmed telephonic facsimile, or (3) delivered to a reputable express messenger service (such as Federal Express, DHL Courier and United Parcel Service) for overnight delivery, addressed as follows (or to such other address as a party shall have given Notice to the other):

            If to Lender:

                     Imagine Investments, Inc.
                     8150 North Central Expressway
                     Suite 1901
                     Dallas, Texas 75206
                     Attn: Gary Goltz, General Counsel
                     Telephone: (214) 365-1905
                     Fax: (214) 365-6905

            cc:      Michael M. Fleishman, Esq.
                     Greenebaum Doll & McDonald PLLC
                     3300 National City Tower
                     Louisville, Kentucky 40202
                     Telephone: (502) 587-3530
                     Fax: (502) 540-2131

            If to Borrower:

                     Wilson Financial Corporation
                     7800 Belfort Parkway, Suite 100
                     Jacksonville, FL 32256
                     Attn: J. Steven Wilson
                     Telephone: (904) 281-2200
                     Fax: (904) 296-0584
            cc:   Malcolm Graham, Esq.
                  Holland & Knight
                  One Independent Drive, Suite 2000
                  Post Office Box 1559
                  Jacksonville, Florida 32201-1559 (32202 street address)
                  Telephone: (904) 354-4141
                  Fax: (904) 358-2199

            If to Guarantor:

                  J. Steven Wilson
                  7800 Belfort Parkway, Suite 100
                  Jacksonville, Florida 32256
                  Telephone: (904) 281-2200
                  Fax: (904) 296-0584

            cc:   Malcolm Graham, Esq.
                  Holland & Knight
                  One Independent Drive, Suite 2000
                  Post Office Box 1559
                  Jacksonville, Florida 32201-1559 (32202 street address)
                  Telephone: (904) 354-4141
                  Fax: (904) 358-2199

      9.2 Time Notices Deemed Given. All Notices shall be effective upon being properly personally delivered, or upon confirmation of a telephonic facsimile, or upon the delivery to a reputable express messenger service. The period in which a response to any such notice must be given shall commence to run from the date on the receipt of a personally delivered notice, or the date of confirmation of a telephonic facsimile or two days following the proper delivery of the Notice to a reputable express messenger service, as the case may be.

10. GUARANTY OF GUARANTOR. Guarantor unconditionally guarantees each and every covenant, agreement, warranty, representation and obligation of Borrower under this Loan Agreement and consents to all the terms hereof and thereof, and hereby waives all suretyship and guarantors' defenses generally. All obligations of Borrower and Guarantor under this Loan Agreement shall be joint and several.

11. FEES AND EXPENSES. Borrower and Guarantor agree that they shall be responsible for and shall pay Lender's expenses incurred in negotiating and effecting the Term Loan and the Loan Documents, including Lender's attorneys' fees which, at Lender's option, may be deducted from the proceeds of the Term Loan and paid to Lender's counsel, but shall nevertheless be deemed disbursed directly to Borrower, and evidenced by the Term Note.

      Further, in the event of any default under this Loan Agreement, the Term Note or any of the Security Instruments or any related instruments, Borrower and Guarantor will pay to Lender, to the extent allowable by applicable law, such further amounts as shall be sufficient to reimburse fully the Lender for all of its costs and expenses of enforcing its rights and remedies under this Loan Agreement, the Term Note and the Security Instruments, and in protecting or preserving any security for the Indebtedness including without limitation, Lender's reasonable attorneys', appraisers' and accountants' fees, court costs, security costs and maintenance costs, and the same shall be deemed evidenced by the Term Note and secured by all the

Security Instruments. All obligations provided for in this Section shall survive termination or cancellation of this Loan Agreement for any reason whatsoever.

12. IN-KIND NOTE. Pursuant to Section 3 of the Terms Note, Borrower may elect to pay the first year's interest by the execution of an in-kind note in the form shown on Exhibit D attached hereto and made a part hereof (the "In-Kind Note"). The In-Kind Note, if executed, shall constitute Indebtedness as that term is defined in this Loan Agreement and shall be secured by and entitled to the benefits of all of the Security Instruments.

13. MISCELLANEOUS PROVISIONS. This Loan Agreement shall be subject to the following miscellaneous provisions:

      13.1 Construction. The parties have participated jointly in the negotiation and drafting of this Loan Agreement. In the event an ambiguity or question of intent or interpretation arises, this Loan Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Loan Agreement. Unless the context clearly states otherwise, the use of the singular or plural in this Loan Agreement shall include the other and the use of any gender shall include all others. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Loan Agreement. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      13.2 Counterparts. This Loan Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Loan Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

      13.3 Entire Agreement. This Loan Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter herein contained, and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof.

      13.4 Further Assurances. Borrower and Guarantor agree (a) to furnish upon Lender's request such further information, (b) to execute and deliver such other documents, and (c) to do such other acts and things, all as Lender may reasonably request for the purpose of carrying out the intent of this Loan Agreement and the documents referred to in this Loan Agreement.

      13.5 Governing Law. This Loan Agreement and all other Loan Documents are executed and delivered in, and shall be governed by the laws of, the Commonwealth of Kentucky, without giving effect to any conflict of law rule or principle that might require the application of the laws of another jurisdiction.

      13.6 Headings. The headings in this Loan Agreement are included for purposes of convenience only and shall not be considered a part of this Loan Agreement in construing or interpreting any provision hereof.

      13.7 Invalidity of Provisions; Severability. If any provision of this Loan Agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid, illegal or unenforceable, the remainder of this Loan Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected thereby, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein. Notwithstanding the foregoing, each party hereto agrees that it has reviewed the provisions of this Loan Agreement, and that the same, taken as a whole, are fair and reasonable.

     13.8 Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Term Note and the Loan Documents are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Term Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Term Note or in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Term Note or the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Term Note by the holder thereof or, at Lender's option, refunded to Borrower, and (b) of maturity is accelerated by reason of an election by Lender, or in the event of a prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any provided for in the Term Note, the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Term Note or, at Lender's option, refunded to Borrower. The terms and provisions of this Section shall control and supersede every other provision of the Term Note and Loan Documents. The Term Note is a contract made under and shall be construed in accordance with and governed by the laws of Kentucky, except that if at any time the laws of the United States America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of Kentucky (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Term Note.

     13.9 Binding Effect. The provisions of this Loan Agreement shall bind and benefit Borrower, Guarantor and Lender and their respective successors, heirs, personal representatives and assigns, including each subsequent holder, if any, of the Term Note or any other Indebtedness.

     13.10 Modifications. This Loan Agreement may be modified only in writing executed by Lender and Borrower, and Guarantor shall automatically be bound by all such modifications even though he does not join therein or consent thereto, Guarantor hereby agreeing that Borrower's execution thereof shall be irrevocably and conclusively deemed Guarantor's consent thereto as Guarantor's irrevocable attorney-in-fact, even though it does not so state.

     13.11 Time of Essence. Time is of the essence in the performance by Borrower and Guarantor of all the obligations set forth in this Loan Agreement and in all of the other Loan Documents.

     13.12 Waiver. The rights and remedies of Lender hereunder are cumulative and not alternative. Neither the failure nor any delay by Lender in exercising any right, power, or privilege under this Loan Agreement or the documents referred to in this Loan Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. Each such right, power, remedy or privilege may be exercised by Lender, either independently or concurrently with others, and as often and in such order as Lender may deem expedient. To the maximum extent permitted by applicable law, no waiver that may be given by a party will be applicable except in the specific instance for which it is given. No waiver or consent granted by Lender with respect to this Loan Agreement, the Indebtedness or any Security Instrument or related writing shall be binding upon Lender, unless specifically granted in writing by a duly authorized officer of Lender, which writing shall be strictly construed.

     13.13 Interpretation. The parties hereto hereby agree that this Loan Agreement shall be so interpreted to give effect and validity to all the provisions hereof to the fullest extent permitted by law.

     13.14 Assignment. Neither the Borrower nor Guarantor may assign any of their rights under the Loan Agreement or any of the Loan Documents to any other party. Lender may assign its rights and obligations under this Loan Agreement and the other Loan Documents, in whole or in part, without the need for consent from Borrower or Guarantor, and such assignee shall be entitled to the benefits of Lender's rights hereunder.

     13.15 Survival of Covenants, Agreements, Warranties and Representations. All covenants, agreements, warranties and representations made by Borrower and Guarantor herein shall survive the making of the Term Loan and delivery of the Term Note, this Loan Agreement and any and all Security Instruments for the Term Note and other Indebtedness, and shall be deemed to be continuing covenants, agreements, representations and warranties at all times while any portion of the Indebtedness, including the Term Note, remains unpaid.

     13.16 Bank Boston's Interest in Stock. Notwithstanding any terms or provisions herein, the rights and interests of Lender in any of the Stock pledged by Borrower to Bank Boston shall be subject to Bank Boston's rights and interests in the Stock, as set forth in agreements executed in connection with Borrower's indebtedness to Bank Boston and in the Letter Agreement between Bank Boston, Borrower and Lender, the form of which is attached hereto and made a part hereof as Exhibit E.

14. JURY TRIAL WAIVER. BORROWER AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ANY OTHER PROCEEDING BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER WRITTEN OR
ORAL) OR ACTIONS OF THE BORROWER, GUARANTOR OR LENDER.

     IN WITNESS WHEREOF, the parties have entered into this Loan Agreement as of the date first written above.

                                        IMAGINE INVESTMENTS, INC.

                                            /s/ Charles L. Greiner
                                        By:_______________________________

                                                Vice President
                                        Title:____________________________
                                                     ("Lender")


                                        WILSON FINANCIAL CORPORATION

                                            /s/ J. Steven Wilson
                                        By:_______________________________

                                                President
                                        Title:____________________________
                                                     "Borrower")

                                         /s/ J. Steven Wilson
                                        __________________________________
                                        J. STEVEN WILSON
                                                    ("Guarantor")

                                LIST OF EXHIBITS

Exhibit A     Schedule of Borrower's Obligations to Bank Boston N.A. and Compass
              Bank

Exhibit B     Other Outstanding Obligations of Borrower

Exhibit C     Schedules of Disbursements of Term Loan Proceeds

Exhibit D     In-Kind Note